EXHIBIT 99.1
Graymark Healthcare, Inc. Completes the Acquisitions of
Sleep Development Group, LP and
Nocturna Sleep, LLC
OKLAHOMA CITY — (June 12, 2008) — Graymark Healthcare, Inc. (OTCBB: GRMH), through its wholly owned subsidiary SDC Holdings LLC, is pleased to announce it has completed the acquisitions of Sleep Development Group, LP, “SDG,” and Nocturna Sleep, LLC, “Nocturna,” pursuant to the previously announced letter of intent for each company.
Graymark Healthcare, Inc. signed a letter of intent to acquire Sleep Development Group, LP in February of 2008. SDG, located in North and Central Texas, consists of six sleep centers and performed more than 4,000 sleep studies in 2007.
In March of 2008, Graymark signed a letter of intent to acquire Nocturna Sleep, LLC. Located in Las Vegas, Nevada, Nocturna is a leading independent sleep diagnostic facility that is comprised of two locations housing a total of 10 beds with which to diagnose patients. Nocturna performs more than 3,000 sleep studies per year in the Las Vegas market. SDG and Nocturna are expected to add approximately $6.5 million of incremental annual revenue to Graymark.
“The completion of these acquisitions has added two invaluable assets to our sleep diagnostic business,” stated Stanton Nelson, President and CEO of Graymark Healthcare. “We now have an exceptional presence in two developing markets, in addition to access to a fantastic brand in Nocturna that has been cultivated so well by its previous owner.”
Please visit the investor section of the company’s Web site, www.graymarkhealthcare.com, regarding the press releases announcing the letters of intent to acquire Sleep Development Group, LP and Nocturna Sleep, LLC.
Graymark Healthcare, Inc. is a diversified medical holding company that owns and operates; independent pharmacies that serve the needs of local markets, diagnostic sleep centers that treat a wide range of sleep disorders, and a medical equipment company that provides both disposable and durable medical equipment. Graymark plans to continue its growth both internally and through strategic acquisitions within the medical industry.
For additional information, contact
Graymark Healthcare:
Stanton Nelson or John Simonelli, 405-601-5300
or
Halliburton Investor Relations:
Geralyn DeBusk, Jeff Elliott, or Chase Zavoina, 972-458-8000
This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.